Exhibit 99.1

United States
Securities and Exchange Commission

Schedule 13G
(cover page)
Mach Natural Resources LP(Issuer)
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Box 9.          The reported units are held by Sabinal Energy Operating, LLC, a portfolio company of a private investment fund managed by Kayne Anderson Capital Advisors, L.P. The private investment fund is managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P. (or a controlled affiliate thereof), as a registered investment adviser.

Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of limited partnerships and investment adviser to other accounts. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interest in the limited partnership.

UNDERTAKING

The undersigned agrees to file the attached Statement of Beneficial Ownership on Schedule 13G with the U.S. Securities Exchange Commission and Mach Natural Resources LP.

Dated: September 22, 2025

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By:	Kayne Anderson Investment Management, Inc.

By:	/S/ MICHAEL O’NEIL
Michael O’Neil, Chief Compliance Officer